                                                                   Exhibit 10.12
                                            Certain information has been omitted
                                          from this exhibit and filed separately
                                          with the SEC pursuant to a request for
                                         confidential treatment under Rule 24b-2



                                 UROLOGIX, INC.

                      INTERNATIONAL DISTRIBUTION AGREEMENT


     THIS AGREEMENT is made as of the 26th day of June, 1996, by and between Urologix, Inc., a corporation organized and existing under the laws of the State of Minnesota, ("Urologix") and Boston Scientific Corporation, a corporation organized and existing under the laws of Delaware ("BSC").


                                   BACKGROUND

     Urologix is in the business of manufacturing and marketing its T3 System for use in the treatment of benign prostatic hyperplasia (BPH). BSC is engaged in the sale of various medical devices worldwide.

     Urologix has previously granted distribution rights to the T3 System in Japan to another party and desires to retain for itself the right to sell the T3 System in the United States. Accordingly, Urologix and BSC desire to enter into an International Distribution Agreement under which BSC would be entitled to sell the T3 System for the treatment of BPH outside of the United States and Japan, on the terms and conditions set forth below.

                              TERMS AND CONDITIONS

     NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

     1.  PRODUCTS.

          1.1 The term "Products" shall mean the Urologix T3 System for the treatment of BPH, which consists of the control unit (the "Control Unit") and the procedure kit (the "Procedure Kits") described on Exhibit A, and all future improvements or new generations to the T3 System which Urologix may develop for the treatment of BPH, using microwave or other minimally invasive treatment, but expressly excluding any modifications or adaptations of the T3 System for the treatment of any disease or condition other than BPH. Any additional products which Urologix may offer to BSC and which BSC elects to sell and distribute shall be added to the list of Products on Exhibit A. Urologix shall not make any material changes in the performance or specifications of any of the Products without first giving at least 90 days written notice to BSC with regard to the same. However, any changes which Urologix believes are necessary, for reasons of safety, efficacy, or compliance with any regulatory request or suggestion may be made with less than 90 days written notice to BSC so long as Urologix promptly notifies BSC of any such change when it is implemented and prior to the shipment of the changed Products and the reasons therefor. Notwithstanding the foregoing, if

Urologix (i) makes any change to any of the Products which change does not occur in the normal course of developing or improving that Product or any new generation of that Product, but rather occurs for any of the reasons described in the immediately preceding sentence, and (ii) that change makes the changed Product incompatible with any of the Products that BSC has previously sold or otherwise placed with any customer or that BSC then holds in inventory, and
(iii) Urologix no longer makes available another version of the Product which has been changed which is compatible with the related Product that BSC has previously sold or placed with customers or then holds in inventory, Urologix shall, at its expense, replace as soon as is reasonably practical all such incompatible Products or, with respect to Control Units, make such modifications to such Control Units as are necessary to make them compatible with the changed Products. The procedure described in the immediately preceding sentence shall not apply in the case of any change to a Product which occurs in the normal course of developing or improving that Product or any new generation of that Product.

          1.2 If, during the term of this Agreement, Urologix wishes to explore the possibility of entering into an exclusive distribution agreement with a single distributor (other than an Affiliate of Urologix) for the purpose of distributing, throughout the Territory, a product (other than the Products) for the treatment of a disease of the prostate, Urologix shall give written notice of the same to BSC before proceeding beyond a preliminary phase with any such discussions with any third party other than BSC. The date on which BSC receives any such notice from Urologix is hereafter referred to as the "First Negotiation Date". If, within 15 days of the First Negotiation Date, BSC, by written notice to Urologix, informs Urologix that it wishes to enter into negotiations with Urologix with respect to such a distribution agreement, Urologix shall provide BSC with a reasonable opportunity, for a period of 45 days from the First Negotiation Date, to negotiate and execute a term sheet outlining the basic business terms with respect to such distribution rights. If such a term sheet is executed within that period, Urologix shall provide BSC with a reasonable opportunity during the period ending 90 days from the First Negotiation Date, to negotiate and execute a definitive distribution agreement with Urologix with respect to such distribution rights.

          1.2.1 It is expressly understood and agreed that, with respect to any such negotiations, neither BSC nor Urologix shall be obligated to accept any terms or conditions which are not fully acceptable to the party involved in its sole discretion for whatsoever reason. Furthermore, if BSC and Urologix are not able to conclude and execute such a definitive distribution agreement within such period of time, Urologix shall have no further obligations to BSC under this Section 1.2 and shall be free to enter into a distribution agreement, upon any terms and conditions which are acceptable to Urologix, with any other party for the distribution throughout the Territory, of the product involved, subject only to the requirement that if Urologix, in thereafter pursuing such other relationships, makes a proposal to a third party which contains economic terms significantly more favorable, in the aggregate, to that potential distributor than the last proposal which Urologix made to BSC in its earlier negotiations, then Urologix shall advise BSC of that proposal. Urologix shall be obligated to so advise BSC of a more favorable proposal only once, irrespective of whether Urologix makes more than one such favorable proposal to any one or more potential distributors. After receiving notice from Urologix as to such a proposal, BSC is free to then determine whether it wishes to enter into renewed negotiations with Urologix. If BSC elects to inform Urologix that it is interested in such renewed negotiations, then without otherwise imposing any obligations upon Urologix to negotiate with BSC, Urologix shall promptly advise BSC as to whether it will enter into such renewed negotiations with BSC, even though those negotiations need not be on an exclusive basis.

          1.2.2 The provisions of this Section 1.2 shall apply only to the form of distribution arrangement described in the first sentence of this Section
     1.2 and shall in no manner
     affect or relate to any other distribution arrangement or arrangements which Urologix may enter into with any one or more third parties for the sale of any of Urologix's products in the Territory. In the event of the expiration or termination of this Agreement for any reason, this Section
     1.2 shall be null and void and of no further force or affect.

     2.  EXCLUSIVE DISTRIBUTORSHIP.

          2.1 Subject to the terms and conditions contained herein, Urologix grants to BSC, and BSC hereby accepts, the rights and responsibilities of an exclusive distributor of Products for use in the treatment of BPH in all geographic areas of the world, other than the United States and Japan (the "Territory"). During the term of this Agreement, Urologix agrees, to the extent permitted by law, to maintain BSC's exclusivity in the Territory for the Products and not to appoint another distributor of Products in the Territory or to itself sell Products directly or through a third party to customers in the Territory for the treatment of BPH. However, nothing contained herein shall in any manner restrict or limit Urologix in regard to providing any Products to any other parties, either without charge or at a price which does not include a profit for Urologix, for research or investigational purposes. BSC shall promptly notify Urologix of the placement of any such units for research or investigational purposes in a single-site study, which has deprived BSC of a Product sale. In the event any such placement deprives BSC of the opportunity to sell Products to a customer which has indicated it is likely to purchase Products from BSC, BSC's Minimum Purchase Obligations under Section 10.1 shall be reduced in an appropriate and mutually acceptable manner. If Urologix desires to initiate a clinical study at more than one clinical site in the Territory (a "Multi-Site Study") with respect to a particular Product in order to support a submission by Urologix to the FDA with respect to that Product, Urologix shall first inform BSC of its intentions with respect to that Multi-Site Study before initiating the same. If, in conjunction with any such Multi-Site Study, Urologix provides those sites which are participating in that study with Control Units which are substantially the same as the Control Units then being sold by BSC under this Agreement, and such placement deprives BSC of the opportunity to sell Products to a customer, BSC's minimum purchase obligations with respect to Control Units under Section 10.1 shall be reduced by one unit for each such Control Unit placed with those sites. However, BSC's minimum purchase obligations under Section 10.1 with respect to Procedure Kits shall not be reduced with respect to any Procedure Kits supplied by Urologix to the sites participating in that Multi-Site Study except to the extent that Urologix provides those sites with a greater number of Procedure Kits than is reasonably desirable with respect to the Multi-Site Study involved.

     [2.2 Confidential Treatment Requested]

     2.3 The parties recognize that initially, BSC's efforts with respect to the sale of the Products shall initially be concentrated in the countries named in Section 9.1. However, it is the expectation of the parties that BSC will also devote reasonable commercial efforts to the market development, sales, and marketing of Products both in other individual countries and in distinct multi-country regions which represent a meaningful, potential market for the treatment of BPH. This Section 2.3 establishes a procedure whereby a particular country or region may be withdrawn from the Territory if it is neglected by BSC. This procedure is not intended to, and shall not, entitle Urologix to withdraw an individual country from the Territory if that country is a part of a distinct multi-country region which, as a region, has not been neglected by BSC in the manner described in this Section 2.3.

          If BSC has neglected the market development, sales, and marketing of Products in a country or region while third parties are making material, actual sales of products for the treatment of BPH in that country or region, Urologix may give written notice to BSC that Urologix desires to exclude that country or region from the Territory. If BSC does not, (a) within six months of the date of such notice from Urologix, initiate and diligently seek to obtain, using reasonable commercial efforts, all regulatory approvals (except to the extent a particular approval is to be obtained by Urologix under Section 18.1) required for the sale of the Products in that country or region, and (b) initiate the sale and marketing of the Products in that country or region within a reasonable period of time following issuance of the appropriate regulatory clearances, then that country or region shall be excluded from the Territory if Urologix, at any time after the expiration of either of such time periods and before BSC has cured any such deficiency, gives written notice to BSC that Urologix wishes to withdraw that country or region from the Territory. In the event that any such country or region is withdrawn from the Territory in accordance with the provisions of this Section 2.3, BSC shall thereafter have no further rights of any nature with respect to the distribution of any of the Products in that country or region and the terms of this Agreement shall not apply to the sale of Products in that country or region.

          2.4  The responsibilities of BSC with respect to the Products under
Section 9, Section 18, and the other sections of this Agreement, shall be equally applicable to all future improvements or new generations to the T3 System which are deemed to be "Products" under Section 1. With regard to the responsibilities of Urologix and BSC under Sections 18.1 and 18.2, Urologix shall be responsible for obtaining and maintaining a CE mark for the sale of any such improved or new generation Product in the European Union and for obtaining regulatory approval from the primary agency which must approve the sale of medical devices in the countries of Canada and Australia. If BSC does not initiate reasonable commercial efforts for the sale of any such improved or future generation Product within ninety (90) days of the date on which Urologix receives such CE mark or receives the applicable regulatory approval for the sale of such Product in Canada or Australia, as applicable, then any such improved or new generation Product shall no longer be deemed to be a Product under this Agreement and BSC shall have no rights whatsoever with respect to the distribution of that product.

     3. NO AGENCY. Each of the parties is an independent contractor and nothing contained herein shall be deemed or construed to create the relationship of an agency, partnership, joint venture, franchise or any other association or relationship between the parties except that of an exclusive distributor relationship. Neither BSC nor Urologix shall have, and shall not hold itself out as having, any right, power or authority to create any contract, obligation or responsibility either express or implied, on behalf of, or in the name of, the opposite party unless the opposite party shall consent thereto in writing. Neither party shall have any authority to bind the opposite party in any respect. All persons engaged by either party shall be that party's employees, legal representatives, agents or independent contractors and not those of the opposite party.

     4.   PURCHASE ORDERS.

          4.1. By July 1, 1996, and by each July 1 thereafter during the term of this Agreement, BSC shall provide Urologix with a firm purchase order under which BSC agrees to purchase the full amount of its Minimum Purchase Obligation for the Contract Year commencing on that particular July 1st (an "Annual Firm Order"), with all units of Products covered by that Annual Firm Order to be delivered on delivery dates reasonably acceptable to Urologix. On the first day of each month during the remainder of the term of this Agreement, after July 1, 1996, BSC shall provide Urologix with its reasonably best estimate ("Estimate") of the quantity of each Product which BSC will need during each of the 12 months thereafter. The delivery dates scheduled under each Estimate shall be as are reasonably acceptable to Urologix. The Estimate shall be binding upon BSC only to the extent of any units of Products scheduled for delivery in the accordance with the terms of the Annual Firm Order which encompasses the period of a particular Estimate. BSC shall not be obligated to purchase, and Urologix shall not be obligated to deliver, any units of Products in excess of BSC's Minimum Purchase Obligations under an Annual Firm Order until BSC has submitted, and Urologix has accepted, a purchase order for any such additional Products. Urologix's normal lead time is [confidential treatment requested] days for the manufacture of Control Units and [confidential treatment reuqested] days for Procedure Kits.

          4.2 The first Contract Year shall be for the period from the date of this Agreement through June 30, 1997 and subsequent Contract Years shall be the periods of July 1 through June 30 thereafter. Except as otherwise agreed in writing by Urologix, an order may not be canceled by BSC after it has been accepted, and except as otherwise provided, Products are not returnable after they have been delivered.

          4.3 In the event that, during the first Contract Year, Urologix fails to timely deliver any Products under a purchase order which Urologix has accepted, 1.5 units of the Product involved shall be deemed to have been purchased by BSC for each unit of such Product which Urologix has failed to deliver, for purposes of determining whether BSC has purchased its Minimum Purchase Obligations under Section 10 for the first Contract Year. In the event of any such failure to deliver during the second or any subsequent Contract Year, one unit of the Product involved under a purchase order which Urologix has accepted shall be deemed to have been purchased by BSC for each unit of that Product which Urologix has so failed to deliver for purposes of determining whether BSC has purchased its Minimum Purchase Obligations under Section 10 for subsequent Contract Years.

          4.4 All sales of Products by Urologix to BSC shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any purchase order of BSC or confirmation of Urologix, except insofar as any such purchase order or confirmation establishes (a) the quantity of Products to be sold or (b) the shipment date of Products. In the event of any shortages in the availability of Products or in Urologix's capacity to meet demand for Products, Urologix shall allocate available Products to and schedule the timing of Product delivery to, BSC in a reasonable manner such that BSC shall receive a percentage of available Products that is the same as the percentage derived from comparing BSC's unfilled demand for Products in relation to the total unfilled demand for Products from all Urologix customers, distributors, and sales representatives (including BSC) on a combined basis at the time of such unavailability (as measured from firm purchase orders). Urologix's right to allocate available Products under this Section 4.4 shall not relieve Urologix of the consequences under Section 4.3 for Urologix's failure to deliver Products.

          4.5 If BSC shall fail to make any payment to Urologix when due under this Agreement, and such amount remains unpaid for fifteen (15) days following notice of late payment given by Urologix, Urologix shall have the right to cancel any orders, delay any shipments to BSC until payment is made or assurances required by Urologix are received, or terminate this Agreement in accordance with Section 11, unless there is an unresolved good faith dispute with regard to Urologix's entitlement to such payment. In the event either BSC or Urologix sends a notice of termination of this Agreement pursuant to Section 11, Urologix may, at its option, require all subsequent purchases by BSC of Products from Urologix to be C.O.D.

     5.   SHIPMENT.

          5.1 Subject to delay due to force majeure, Urologix will ship Products to BSC in accordance with the procedures set forth in Section 4 upon the receipt of purchase orders that Urologix has accepted under Section 4.

          5.2 All Products sold by Urologix to BSC hereunder will be shipped by Urologix FOB from the location where the manufacture of the Products involved is completed ("Shipping Point"). BSC will pay all loading, freight, shipping, insurance, duties, forwarding and handling charges, taxes, storage, and all other charges applicable to the Products after they are delivered by Urologix to the carrier involved at the Shipping Point.

          5.3 BSC shall assume all risk of loss for Products upon delivery by Urologix of the Products to the carrier involved at the location where the manufacture of the Products is completed by Urologix.

          5.4 BSC shall, at its expense, secure and maintain all import licenses, customs clearances, currency exchange authorizations, as required by the appropriate governmental authorities in the countries in the Territory where BSC determines to sell the Products. Subject to the provisions of Section 18, BSC shall comply with all United States and foreign governmental requirements with respect to the export and import of the Products and shall not export, or allow to be exported or re-exported, any of the Products except in compliance with such restrictions, laws and regulations. Similarly, BSC shall comply with all sales, use and value added tax law requirements, including any required filings in any foreign country.

     6.   PRICE AND PAYMENT.

          6.1 Base Price and Sharing Adjustment for Control Units. The base price of all Control Units sold by Urologix to BSC shall be $ [Confidential Treatment Requested] (the "Base Price"). If BSC's average selling price (the "Average Selling Price") for all Control Units sold by BSC and its Affiliates is more than $[Confidential Treatment Requested] but less than $[Confidential Treatment Requested], then the final price which BSC shall pay Urologix for each Control Unit sold to BSC (the "Transfer Price") shall be that amount which is equal to [Confidential Treatment Requested] of BSC's Average Selling Price. If BSC's Average Selling Price is $[Confidential Treatment Requested] or more, then the Transfer Price shall be an amount equal to the Base Price plus a certain percentage of the amount by which BSC's Average Selling Price exceeds $[Confidential Treatment Requested] (the "Sharing Adjustment") as follows:

          AVERAGE SELLING PRICE               SHARING ADJUSTMENT
          ---------------------               ------------------


                       [Confidential Treatment Requested]



     For example, if BSC's Average Selling Price for a particular month was $ [Confidential Treatment Requested], then the Transfer Price would be $[Confidential Treatment Requested], calculated as follows: [Confidential Treatment Requested]

     6.2 Base Price and Sharing Adjustment for Procedure Kits. The base price for all Procedure Kits sold by Urologix to BSC shall be $[Confidential Treatment Requested] (the "Base Price"). If BSC's average selling price (the "Average Selling Price") for all Procedure Kits sold by BSC and its Affiliates is $[Confidential Treatment Requested] or more but less than $[Confidential Treatment Requested], then the final price which BSC shall pay Urologix for each Procedure Kit sold to BSC (the "Transfer Price") shall be that amount which is equal to [Confidential Treatment Requested] of BSC's Average Selling Price. If BSC's Average Selling Price is either less than $[Confidential Treatment Requested] or is $[Confidential Treatment Requested] or more, then the Transfer Price shall be an amount equal to the Base Price plus a certain percentage of the amount by which BSC's Average Selling Price exceeds $[Confidential Treatment Requested] (the "Sharing Adjustment") as follows:

          AVERAGE SELLING PRICE          SHARING ADJUSTMENT
          ---------------------          ------------------



                      [Confidential Treatment Requested]



          For example, if BSC's Average Selling Price for a particular month was $[Confidential Treatment Requested], then the Transfer Price would be $[Confidential Treatment Requested], calculated as follows:
          [Confidential Treatment Requested]

               6.2.1 The parties expect that BSC's Average Selling Price for Procedure Kits sold during the sixth month after BSC has initiated its full scale product launch in Europe for the Products will be at least $ [Confidential Treatment Requested] If this is not so, then BSC and Urologix will discuss modifying the Sharing Adjustments in this
          Section 6.2 on an interim basis in a manner which endeavors to provide BSC with an average gross margin (defined as BSC's Average Selling Price less the Transfer Price) of [Confidential Treatment Requested] (before the payment of any royalties). Any such interim modification of the Sharing Adjustments will remain in effect for such period as is then agreed by BSC and Urologix, it being understood that whenever BSC's average selling price during a particular calendar quarter is $[Confidential Treatment Requested] or more, the original Sharing Adjustments under Section 6.2 will apply.

     6.3 Prior to the commencement of the third, fourth, and fifth Contract Years, the parties will review BSC's then current Average Selling Price and Urologix's then current manufacturing costs for each of the Products. If the gross margin which BSC is then earning on its sales of a Product is materially less or greater than [Confidential Treatment Requested], (before the payment of any royalties), the parties will discuss modifying the Sharing Adjustments in Sections 6.1 and 6.2 in a manner which endeavors to provide BSC with an average gross margin of [Confidential Treatment Requested] (before the payment of any royalties). The determination as to whether any such modification is appropriate will also take into account Urologix's gross margin on its sales of that Product to BSC.

     6.4  [Confidential Treatment Requested]

          6.5 Average Sales Price. For purposes of this Agreement, the term Average Sales Price shall mean, with respect to each Product, (i) the gross invoice or billing price of the Product sold, leased by BSC or any Affiliate of BSC with no deductions except for: (a) the actual cost of freight, shipping, and insurance charges, if any, if stated separately from BSC or its Affiliates ordinary net invoice price for that Product; (b) trade, quantity, and cash discounts, if any, actually allowed; (c) any VAT applicable to the sale of the Product, provided such tax is actually paid by BSC or its Affiliate and is shown separately from the net invoice price of the Product; and (d) such credits or allowances, if any, actually given or made because of the rejection or return of a Product previously delivered to a customer by BSC or its Affiliate; divided by
(ii) the number of units of the Product which were sold by BSC during the applicable period.

          In determining the number of units of a Product sold by BSC or any Affiliate of BSC during a particular period, units which BSC or any Affiliate of BSC makes available at a reduced price for promotional or other marketing purposes shall not be included in the calculation of Average Selling Price. If BSC or any Affiliate of BSC leases any Products, the sales price of such units for purposes of calculating their Average Sales Price, shall be the price at which the leasing company involved purchases that product from BSC or from that Affiliate of BSC. If that leasing company is an Affiliate of BSC, the price of any units of a Product sold to that leasing company shall, for purposes of calculating Average Sales Price, in no event be less than the price which would be charged by BSC or an Affiliate of BSC for a Product sold to a leasing company which is not an Affiliate of BSC.

          6.6 Audit. Upon reasonable written notice to BSC, Urologix shall have the right to inspect the books and records of BSC and its Affiliates relating to the sale of Products by itself or by an independent firm of accountants designated by Urologix for purposes of verifying BSC's calculation of the Average Selling Price for either or both Products during any particular period. BSC agrees to create accurate records sufficient to determine the reports and payments due under this Agreement, all in accordance with generally accepted accounting practices, and to permit Urologix or the independent firm of accountants designated by Urologix to inspect and copy such records in confidence during normal business hours for such verification. Once made, the accounting records of BSC and its Affiliates shall be retained by BSC for at least 36 months from the end of the Contract Year to which they pertain. This right of inspection shall continue throughout the term of this Agreement. In the event this Agreement shall be terminated for any reason, Urologix shall retain its right to inspect BSC's books and records for a period of three years from the date of termination.

          At Urologix's election, it may select as its auditor, the regular firm of accountants of BSC who may complete the audit permitted by this Section 6.5. To facilitate any audit under this Section 6.5, BSC shall, upon the request of the accountants appointed by Urologix, provide the accountants with a full and accurate description of BSC's accounting practices and records as they relate to the audit. BSC shall also identify, segregate, and make readily available to Urologix's accountants all source documents and computer programs as may be necessary or useful for the accountants to make a full and accurate examination and audit.

          Any under payment by BSC will bear interest at an annual rate of interest equal to 2% more than the prime rate in effect from Urologix's commercial bank, as the same may change from time to time, from the date the payment was due, until paid in full. In the event a payment deficiency is determined and such deficiency exceeds 5% of the amount which was due Urologix, BSC shall also be responsible for promptly paying, or reimbursing Urologix for, all examination fees, costs and expenses charged by the independent accountants designated by Urologix. In addition, if agreement cannot be reached by Urologix and BSC as to the appropriate deficiency amount and Urologix seeks relief through the judicial process, then in the event that Urologix is awarded 50% or more of the amount claimed by it, BSC shall pay all reasonable attorneys' fees and costs incurred by Urologix in connection with those proceedings. If Urologix is not awarded such amount, Urologix shall pay all reasonable attorneys' fees and costs incurred by BSC in connection with those proceedings.

          6.7 For purposes of determining the Average Sales Price, all Products sold by BSC or its Affiliates shall be converted into U.S. Dollars at the end of each month from the currency of the country of sale using a foreign exchange rate based upon the applicable monthly average of the daily exchange rates as listed in the Wall Street Journal, or using such other methodology as may be agreed to by the partner from time to time.

          6.8 Except as otherwise provided in this Agreement, BSC shall pay Urologix, in U.S. dollars for each shipment of Products within thirty (30) days of the date of the invoice issued by Urologix in conjunction with such shipment. Any payment received more than forty-five (45) days after invoice date will be subject to a service charge of 2% per month.

     7. SHIPMENT SHORTAGES OR DAMAGE. In the event of any shortage or damage to Products in a shipment to BSC, Urologix shall deliver additional or substitute Products to BSC as soon as practicable. If such shortage or damage existed at the time of the release of the Products to the carrier involved, Urologix shall either deliver the additional or substitute Products to BSC at the expense of Urologix or refund the purchase price of the Damaged Products, and BSC shall be credited, for purposes of BSC's Minimum Purchase Obligations hereunder, with the entire amount of all Products which should have been delivered in connection with the delivery in question pursuant to the Annual Firm Order therefore if substitute Products are not delivered to BSC by Urologix. If such shortage or damage occurs after the time of the release of the Products to the carrier involved, BSC shall promptly pay Urologix for all additional or substitute Products supplied by Urologix to BSC as a result of any such shortage or damage.

     8.  NO COMPETING PRODUCTS.

          8.1 BSC agrees that BSC shall not, either directly or through any other party, advertise, conduct clinical trials with respect to, arrange for the sale of, or sell, in any market outside the United States except Japan, any microwave or any minimally invasive, office-based system or product for the treatment of BPH, including without limitation, [Confidential Treatment Requested], but excluding the photo dynamic therapy system currently being developed by BSC. The performance of any of these activities by an "Affiliate" of BSC shall be deemed to be the performance of those activities by BSC. For purposes of this Agreement, the term an "Affiliate" of BSC shall mean any person, corporation, partnership, or other legal entity which is in control of, is controlled by, or is under common control with BSC, directly or indirectly and "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through the ownership of voting securities, by contract, or otherwise). The provisions of this Section 8.1 shall apply during the term of this Agreement and for a period of twelve (12) months after the effective date of any termination of this Agreement by Urologix under the provisions of Section 11.2.2, but shall not apply after the expiration of the original term of this agreement on June 30, 2001 or after any termination of this Agreement by BSC under the provisions of Section 11.2.3.

          8.2 If during the term of this Agreement, BSC or any Affiliate of BSC shall desire to initiate the sale or marketing, in any area of the United States, of any competing product described in Section 8.1, BSC shall first notify Urologix at least ninety (90) days in advance of the date when BSC initiates any such efforts. In the event BSC does initiate the sales or marketing of any such competing product in any area of the United States during the term of this Agreement, then: (a) the provisions of Section 2.2 of this Agreement shall, effective as of the date on which BSC initiates any such efforts, automatically terminate and be of no further force or effect; and (b) Urologix may, at any time within 180 days thereafter, elect, by written notice to BSC, to terminate this Agreement effective as of any date which is at least one year after the date of such notice; provided, however, that Urologix may not elect to so terminate this Agreement if Urologix's election occurs after September 30, 1998 and Urologix has not obtained Pre-Market Approval from the FDA on or before September 30, 1998.

     9. BSC RESPONSIBILITIES. In addition to the duties and responsibilities outlined elsewhere in this Agreement, BSC agrees as follows:

          9.1 BSC shall devote reasonable commercial efforts to the market development, sales and marketing of Products in the Territory, with BSC's efforts being initially focused upon Germany, France, United Kingdom, Spain, Italy, Sweden, Belgium, Holland, Canada, and Australia. BSC shall set up Products for its customers and make available to its customers with all necessary and appropriate training and support regarding the use of the Products, as well as with repair service (provided by BSC either directly or through third parties) and technical support of a commercially acceptable nature and of high quality. Urologix will furnish reasonable assistance in training of the persons who will, in turn, train BSC's sales and service personnel. If travel is required by Urologix employees in conjunction with such training assistance, Urologix shall pay all coach air fare, meals, lodging, ground transportation and other travel expenses involved.

          9.2 BSC shall provide a trained staff which will devote a substantial portion of their efforts to the market development, sales, marketing and service of Products. At Urologix's request, BSC shall periodically review with Urologix BSC's current and planned marketing plans and staffing levels with regard to the sale of Products in the Territory.

          9.3 BSC's marketing efforts will include such efforts as are normally employed by BSC. BSC shall provide to Urologix, in English, on a timely and periodic basis, copies of all promotional and technical written support materials for all Products ("Product Materials") that are developed by BSC during the term of this Agreement, and Urologix shall provide to BSC, on a timely and periodic basis, copies of all Product Materials that are so developed by or on behalf of Urologix. All BSC Product Materials must be approved in advance by Urologix, whose approval shall not be unreasonably withheld. During the term of this Agreement, BSC and Urologix shall each have a paid up, non-exclusive right to use all Product Materials developed by or on behalf of the opposite party in connection with the promotion, demonstration and sale of the Products. Each party shall be deemed to be the owner of all Product Materials developed by it or on its behalf and of all copyrights related thereto, except to the extent that any such Product Materials utilize any Product Material developed by or on behalf of the opposite party or utilize any trademarks or tradenames of the opposite party. Upon the termination of this Agreement, Urologix may purchase from BSC, at its out-of-pocket cost for developing the same, the right to use all promotional and advertising materials and other publications developed by BSC for use in conjunction with the promotion and sale of the Products.

          9.4 BSC shall promptly furnish to Urologix such information as Urologix may reasonably request (including such detail as Urologix may request) to ascertain current sales of the Products in the Territory, including without limitation, a quarterly report as to each Product sold by country. BSC shall, from time to time, discuss with Urologix any changes in market conditions in the Territory which might materially affect current or potential sales of Products in the Territory. Urologix and BSC will maintain a cooperative relationship under which both parties will have reasonable access to all customers and customer sales information directly related to the Products.

          9.5 BSC shall provide reasonable technical support to customers purchasing Products, including assisting with respect to proper use and solutions to technical problems encountered by those customers, and Urologix shall provide reasonable assistance to BSC with respect to such technical support.

          9.6 Each party shall cooperate fully with the opposite party in dealing with customer complaints concerning the Products and shall take such action to promptly resolve such complaints as may be reasonably requested by the opposite party. BSC will, reasonably cooperate with Urologix to enable Urologix to maintain the Product vigilance system established by Urologix in order to fulfill all regulatory requirements of the country in which the Product involved is sold, as well as all regulatory requirements of the FDA and of the European Union. Without limiting the generality of the foregoing, BSC shall (i) keep a record of all customer complaints relating to Products and promptly advise Urologix of all such complaints, the resolution thereof (if any) and all customer suggested modifications, design changes, and/or improvements intended to avoid the problem on which the complaint was based, or to maximize the potential market for the Products within the Territory, (ii) notify Urologix by telephone, of all MDR reportable events within 4 working days of knowledge thereof and in writing within 10 working days of the receipt of the preliminary details thereof, and (iii) establish a "customer by product" and "product by customer" tracking system for all Products so as to permit successful tracking in the event of recall. Urologix shall also (i) keep a record of all customer complaints relating to Products (on a world-wide basis) and promptly but in no event later than 30 days thereafter, advise BSC of all complaints requiring MDR or vigilance reporting and the resolution thereof (if any), (ii) file MDR's in accordance with the Food and Drug Act, and (iii) establish a tracking system for all Products (on a worldwide basis) so as to permit successful tracking in the event of a recall.

          9.7 BSC shall not, in any way, alter Products, except by prior written approval of Urologix, except that BSC may, in its discretion, add a Product label which is reasonably acceptable to Urologix, or require Urologix to add such a Product label, to the effect that the Products is being distributed by BSC.

          9.8 Urologix may, upon reasonable notice, visit BSC's Product sales managers at their respective offices upon reasonable notice and visit the places of business of BSC's subdistributors and accompany BSC during sales or service calls or training sessions with customers. By appointment upon reasonable notice, Urologix may review and inspect BSC's inventory of and service facilities for the Products, subject to reasonable restrictions that may be imposed by BSC to limit access to restricted areas in order to protect confidential information not related to the Products.

          9.9 BSC shall establish such service capabilities in selected countries within the Territory as may be necessary to reasonably support the sale and servicing of the Products, either using its own personnel or a well-qualified third party service organization. If requested by Urologix, BSC will provide warranty service for Products. Urologix shall provide, at its expense, the parts required for, and shall reimburse BSC for the reasonable cost of, all such warranty repairs and services. BSC shall provide Urologix with copies of all service records for the Products, including the lot numbers of replacement parts, in sufficient detail for compliance with FDA Good Manufacturing Practices requirements and all ISO 9,000 and 9,002 requirements.

          9.10 Any statements, representations, warranties, or advertisements made by BSC concerning any Product which exceeds in scope or is different in meaning from the statements made by Urologix in its own literature or specifications or product warranties or which exceeds in scope or is different in meaning from statements made in Product Materials that have been developed by BSC and approved by Urologix pursuant to Section 9.3, shall be the sole responsibility of BSC.

          9.11 BSC shall be responsible for determining the labeling requirements (other than with respect to FDA and CE Mark labeling requirements) for each country in which it wishes to sell the Products and providing Urologix with that information (with appropriate translations).

     10.  MINIMUM PURCHASE OBLIGATIONS.

          10.1 During each Contract Year during the term of this Agreement, BSC shall purchase the following minimum number of units of each of the Products (the "Minimum Purchase Obligation"):

                                       Control Units   Procedure Kits
                                       -------------   --------------

          First Contract Year               [Confidential Treatment Requested]
          Second Contract Year

During the Third, Fourth, and Fifth Contract Years, BSC's Minimum Purchase Obligations shall be as mutually agreed by BSC and Urologix. If BSC and Urologix are unable, prior to the commencement of the applicable Contract Year, to agree upon BSC's Minimum Purchase Obligations for that Contract Year, then BSC's Minimum Purchase Obligations for that Contract Year shall be [Confidential Treatment Requested] of the greater of (i) BSC's actual sales of each of the Products during the immediately preceding Contract Year or (ii) BSC's Minimum Purchase Obligations for each of the Products for the immediately preceding Contract Year.

          10.2 If BSC does not during any Contract Year purchase and take delivery of such quantity of Products, which when added to the quantity of any other Products for which BSC has received credit pursuant to Section 4.3 or 7 hereof, satisfies the minimum quantity of Products which it is obligated to purchase under Sections 4.1 or 10.1 during that period, Urologix will suffer damage which is serious but difficult to determine and quantify. Accordingly, BSC and Urologix agree that BSC shall, within ten (10) days after written notice and demand for payment given by Urologix after the end of the applicable Contract Year, pay to Urologix (as liquidated damages and not as a penalty) for each Product not purchased, an amount equal to [Confidential Treatment Requested] of BSC's purchase price for that Product under this

Agreement (the "Shortfall Payment"). Rather than accept the payment of a Shortfall Payment from BSC in the manner described in the immediately preceding sentence, Urologix may instead elect to terminate this Agreement under Section 11 for BSC's failure to fulfill its Minimum Purchase Obligations if (i) BSC has failed to purchase at least (Confidential Treatment Requested) of its Minimum Purchase Obligation for both Control Units and Procedure Kits for the Contract Year involved, or (ii) BSC has failed to purchase (Confidential Treatment Requested) of its Minimum Purchase Obligation for both Control Units and Procedure Kits in any two out of any three consecutive Contract Years. Thus, Urologix may elect to so terminate this Agreement under Section 11 rather than accept a Shortfall Payment under this Section 10.2. However, Urologix shall not be entitled to terminate this Agreement under Section 11 for BSC's failure to meet its Minimum Purchase Obligations for any particular Contract Year as to which Urologix has demanded and received a Shortfall Payment pursuant to this
Section 10.2.

     11.  TERM OF AGREEMENT AND TERMINATION.

          11.1 This Agreement shall commence on the date of this Agreement and continue through June 30, 2001. On such date, this Agreement shall expire automatically, unless extended upon both parties' written agreement.

          11.2  This Agreement may be terminated as follows:

          11.2.1 Either party may terminate this Agreement immediately upon written notice to the opposite party if the opposite party shall:

               (a) Become insolvent, make a general assignment for the benefit of its creditors, have a receiver or manager appointed or otherwise commence, or become the subject of, any action relating to bankruptcy, insolvency, reorganization, dissolution, or winding up; or

               (b) Attempt to assign, convey, or otherwise transfer in whole or in part any of its rights hereunder to any third party without the opposite party's prior written consent based upon full, true and correct disclosure of the proposed transaction to the opposite party.

          11.2.2 Urologix may terminate this Agreement upon sixty (60) days written notice to BSC in the event of any material breach of this Agreement by BSC (including without limitation a breach of Sections 6 (Price and Payment), 8 (Non-Compete), 10 (Minimum Purchase Obligations), 15 (Trademarks) or 20 (Confidential Information)), which remains uncured after such sixty (60) days. BSC acknowledges that, because of Urologix's manufacturing lead times, BSC will not be able to cure a breach under Section 10.1 within 60 days, and thus BSC's ability to cure any such default will depend upon its ability to arrange mutually acceptable terms with Urologix for the delivery of and payment for the units of Product involved in any such breach.

          11.2.3 BSC may terminate this Agreement upon sixty (60) days written notice to Urologix in the event of any material breach of this Agreement by Urologix, which remains uncured after such sixty (60) days.

          11.3 Except as provided in Section 11.4, neither BSC nor Urologix shall be liable to the opposite party for any direct, indirect, collateral, special, incidental or consequential losses, or other damages,

(including lost profits or any other financial loss) incurred by the opposite party arising, directly or indirectly, from a breach of this Agreement.

          11.4 The termination of this Agreement by either party for any reason shall not relieve BSC of its obligation to pay for all Products delivered by Urologix to BSC pursuant to Annual Firm Orders or purchase orders accepted by Urologix prior to the termination of this Agreement and shall not relieve Urologix of its obligation to deliver all Products under all such accepted orders.

          11.5 Except as expressly provided in this Agreement, termination of this Agreement shall not relieve or release either party from its obligation to make any payments which it may owe the other party under the terms of this Agreement, (including without limitation, payment for any Products delivered to BSC), or from any other liability which either party may have to the other party arising out of this Agreement or the breach of this Agreement.

          11.6 In the event of termination, BSC shall furnish Urologix with reasonably detailed information as to the status of all its efforts pertaining to the sale of the Products in the Territory and shall promptly furnish Urologix, in writing, with the names and addresses of all end users to whom BSC or any of its distributors or dealers has sold any Products. Acceptance by Urologix of any orders from BSC after termination of this Agreement shall not constitute a renewal of this Agreement or a waiver of the right of Urologix to treat the Agreement as terminated. In the event any Control Units are under lease by BSC on the date of the termination of this Agreement, BSC and Urologix shall endeavor to arrange for the transfer of the lessor's interest under those leases from BSC to Urologix upon mutually agreeable terms.

          11.7 Upon termination or expiration of this Agreement, BSC agrees to immediately cease using all advertising and promotional matters and other printed matter in its possession or under its control containing any of the tradenames or trademark of Urologix except to the extent any such materials are indicated in BSC's existing inventory of catalogs at the time of termination, and BSC shall deliver all such materials to Urologix at Urologix's request unless BSC's name or products other than the Products are featured in such materials, in which event BSC may destroy such materials rather than deliver the same to Urologix.

          11.8 It is expressly understood and agreed that the right of termination set forth in this Article 11 is absolute, and that the parties have considered the possibility of such termination and the possibility of loss and damage resulting therefrom, in making expenditures pursuant to the performance of this Agreement. It is the express intent and agreement of the parties that neither shall be liable to the other for damages or otherwise by reason of the termination of this Agreement as hereinabove provided. The parties expressly agree that the notice periods in this Section 11 are reasonable under the contemplated circumstances.

     12. WAIVER OF BREACH. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's rights under this Agreement with respect to other violations. No waiver of any of the terms of this Agreement shall be binding unless it is in writing.

     13.  WARRANTY AND LIMITATION OF REMEDIES.

          13.1 Urologix warrants to BSC that Control Units shall perform in accordance with their specifications and be free of defects in materials and workmanship for a period of one (1) year after the date of delivery of the Control Unit by BSC to its customer (but in any event, not more than fifteen (15) months after delivery of the Control Unit to BSC by Urologix), and that Procedure Kits shall perform in accordance with their specifications until the expiration of their 24 month sterility period, when any such Product is used properly in accordance with Urologix's specifications. Urologix further warrants that the Products shall be manufactured in compliance with the International Standards Organization Rule 9001 and, upon receipt of U.S. commercial marketing approval from the U.S. Food & Drug Administration, with the Good Manufacturing Practices for medical devices promulgated by the U.S. Food and Drug Administration. Except where Urologix states otherwise in writing, disposable Products are not warranted for use more than once. Urologix shall, in its discretion, either repair or replace any Product it determines was defective or refund the purchase price of any such Product, provided that BSC returns the Product prepaid to Urologix within one (1) year after the date of the delivery of the Control Unit involved by BSC to its customer (but in any event, not more than fifteen (15) months after delivery of the Control Unit to BSC by Urologix) or within the sterility period in the case of Procedure Kits. BSC shall not be required to return any such Procedure Kit to Urologix if BSC is unable to obtain that Procedure Kit from the end-user involved. Except as expressly provided under Section 14 or 16, repair, replacement, or refund shall be the exclusive remedy with respect to all Products. This warranty does not apply to damage resulting from misuse, neglect, accident, failure to maintain sterilization, or improper installation or maintenance or to any Product altered or repaired by anyone other than Urologix or its authorized representative. NO OTHER WARRANTY, EXPRESS OR IMPLIED, (INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY REPRESENTATION AS TO PERFORMANCE, QUALITY OR ABSENCE OF HIDDEN DEFECTS) IS MADE.

          13.2 Urologix shall not be liable to BSC, its agents or purchasers, for any indirect, collateral, special, incidental or consequential loss, personal injury, damage or expense (including without limitation, loss of profits, or goodwill and any losses arising from claims by third parties) arising, directly or indirectly, from the sale or use of the Product whether such claim is based on warranty, tort, contract, negligence, strict liability or on any other basis. Except as expressly provided under Sections 14 and 16, under no circumstances shall the liability of Urologix to BSC exceed the amount paid by BSC to Urologix for the particular Product involved. BSC shall notify Urologix of any claimed defect and shall include model and lot number of each Product, as well as the number and date of invoice therefor.

     14.  PRODUCT LIABILITY AND INDEMNIFICATION.

          14.1 BSC shall indemnify, defend Urologix against, and hold Urologix harmless from any and all claims, liabilities, judgments, losses, damages, costs and expenses (including reasonable attorney's fees incurred by Urologix if BSC fails to accept the tender of the defense of the claim and to defend or otherwise resolve the claim) asserted against Urologix by any person or entity or incurred by Urologix as a result of any injury, illness, death, property damage, or other loss or damage (collectively "Damage") to the proportional extent the Damage arises out of any statements, representations, warranties or advertisements issued by the BSC which exceed in scope or are different in meaning in a material manner from the statements made by Urologix in its own literature, or specifications, or the statements approved by Urologix under
Section 9.3, or arises from the negligence, fault, or wrongful activity of BSC, including without limitation, any demonstration or installation operations undertaken pursuant to training or supervision by employees or agents of BSC.

          14.2 Urologix shall indemnify, defend BSC against, and hold BSC harmless from any and all claims, liabilities, judgments, losses, damages, costs and expenses (including reasonable attorney's fees incurred by BSC if Urologix fails to accept the tender of the defense of the claim and to defend or otherwise resolve the claim) asserted against BSC by any person or entity or incurred by BSC as a result of any injury, illness, death, property damage, or other loss or damage (collectively "Damage") to the proportional extent the Damage arises from a defect in any Product or a failure of any Product to meet specifications, or resulting from the negligence, fault, or wrongful activity of Urologix.

          14.3 Neither the Indemnitor nor the Indemnitee shall settle or compromise any such claim, suit, action or proceeding without the consent of the opposite party (which consent shall not be unreasonably withheld) and unless the terms of any such settlement or compromise release the opposite party from any and all liability with respect to such claim and do not impose upon the opposite party any obligation involving its business operations or assets which is to be satisfied other than by the payment of money.

          14.4 In the event any claim, suit, action or proceeding is asserted against both BSC and Urologix, or one party to this Agreement joins the opposite party in any such claim, suit, action or other proceeding, a party shall be obligated to indemnify the opposite party with respect to any such matter only if, and in proportion to the extent that, such party is first found to have been at fault with respect to such matter by a final, non-appealable judgment of a court of law.

          14.5 The indemnification obligations of each party to the opposite party shall extend only to losses, damages, costs and expenses (including reasonable attorney's fees) incurred with respect to claims of any third parties and shall not include any claims for incidental or consequential damages (including, without limitation, loss of profits or business opportunities) by a party to this Agreement or any of its Affiliates as a result of the incident or matter involved. Except as set forth in this Section 14, each party waives and relinquishes any and all claims it may have against the opposite party arising out of the events described in sections 14.1, and 14.2, including, without limitation, claims for incidental or consequential damages, lost profits, loss of business reputation, and lost business opportunity.

          14.6 Urologix shall maintain products liability insurance for the Products in a combination of primary and excess coverage aggregating at least $5,000,000 in total coverage and at least $4,000,000 per occurrence. In addition, Urologix will take reasonable actions to name BSC as an additional insured under its product liability insurance policy and provide BSC with a certificate confirming the same.

     15.  TRADEMARKS AND TRADENAMES.

          15.1 No rights are granted hereunder to BSC under any patents, copyrights or trademarks which are used by Urologix except as are incidental only to the sale of Products by BSC and the right to use such Products by BSC's customers. BSC shall not use a trademark or trade name of Urologix or any variation thereof, alone or in combination with other words, in connection with any product which has not been supplied by Urologix. BSC shall not register Urologix's tradename or trademark or any other tradenames or trademarks associated with the Products in the Territory.

          15.2 BSC shall not remove, cover, change, or add to the labels, trademarks, or tradenames affixed by Urologix to Products without first receiving Urologix's written approval; provided, however that the labels on the Products may state that the Products are distributed by BSC.

     16.  PATENT INFRINGEMENT.

          16.1 Urologix shall reimburse BSC for damages awarded in a final judgment, from which no appeal is or can be taken, entered by a court of competent jurisdiction against BSC (together with all costs and expenses, including appeal bonds and reasonable attorney's fees incurred by BSC if Urologix fails to accept the tender of the defense of the claim and to defend or otherwise resolve the claim) arising from or relating to, and defend BSC against, any claim that a Product manufactured by Urologix and sold to BSC infringes any patent or other intellectual property rights of a third party ("Infringement Claim"). For purposes of the preceding sentence, the term "third party" shall be deemed to exclude BSC, any Affiliate of BSC, and any party which is a licensor to, licensee of, co-owner with, or has any other business relationship with BSC or any Affiliate of BSC with respect to the patent or intellectual property rights which are allegedly infringed by a Product manufactured by Urologix and sold to BSC. BSC shall give Urologix written notice of an Infringement Claim against BSC promptly upon BSC's receipt of notice thereof. BSC shall, at its own expense, cooperate fully and promptly with Urologix in defending or otherwise resolving any such claims, actions, suits and proceedings. Urologix shall have full control of any litigation relating to an Infringement Claim, and BSC shall promptly tender defense thereof to Urologix.

          16.2 In the event of an Infringement Claim, Urologix may elect to discontinue, or have discontinued, the manufacture, use and the sale of the Product involved in any jurisdiction to which the Infringement Claim relates, in which event, immediately upon written notice from Urologix, BSC shall discontinue the use and sale of that Product in that jurisdiction, and shall advise its customers to discontinue the use and sale of that Product. Urologix's obligation for indemnification under Section 16.1 is conditioned upon BSC's compliance with Urologix's request under the first sentence of this Section
16.2. BSC shall indemnify and hold Urologix harmless against any and all liabilities, losses and expenses (including reasonable attorney's fees), judgments and awards suffered or incurred by Urologix as a result of BSC's failure to promptly discontinue the use and sale of the Product involved in a given jurisdiction if so requested by Urologix. Similarly, in the event of an Infringement Claim, BSC may elect to discontinue the sale of the Product involved in the jurisdiction to which the infringement claim relates. In the event that BSC discontinues the use and sale of any such Product in a particular jurisdiction under the circumstances described in this Section 16.2, BSC's minimum purchase obligations under Section 10.1 shall be reduced in proportion to the direct effect of such discontinuance upon BSC's sales forecast for the entire Territory during any such Contract Year. In the event that BSC recalls any Products from its customers in the jurisdiction to which such infringement claim relates, Urologix shall reimburse BSC for the price BSC paid Urologix with respect to any such recalled Product as to which BSC makes a refund to its customer.

          16.3 Except to the extent set forth in Sections 16.1 and 16.2, Urologix shall not be liable to BSC or any of its Affiliates for any indirect, collateral, special, incidental or consequential loss, damage or expense (including without limitation, loss of profits or other financial loss) arising, directly or indirectly, from any Infringement Claim.

      17. RECALL. BSC shall maintain complete and accurate records of all Products sold by BSC, its agents or employees in the manner established by Urologix to comply with all FDA and ISO traceability requirements (including without limitation a complete and current accounting of all Products purchased by BSC, including the names of all customers who have purchased, the date of such purchases and the lot or serial numbers of the units purchased). In the event of a recall of any of the Products, each party will, at its own expense, cooperate fully with the opposite party in effecting such recall, including without limitation, BSC promptly contacting any purchasers Urologix desires be contacted during the course of any such recall, and promptly communicating to such purchasers such information or instructions as Urologix may desire be transmitted to such purchasers. In any such recall, BSC and Urologix shall comply with all applicable regulatory requirements, including without limitation, such requirements of the FDA, the European Union, and the particular countries involved. Upon the return to Urologix of a Product which Urologix requests be returned to Urologix and which Urologix does not repair and return to BSC's customer or to BSC, Urologix shall reimburse BSC for any refund which BSC makes to that customer, up to the amount which BSC paid Urologix for that Product, or reimburse BSC for the amount which BSC paid Urologix for that Product, as applicable.

     18. LICENSES, APPROVALS AND REGISTRATION OF PRODUCTS, COMPLIANCE WITH
         LAWS.

          18.1 Urologix shall be responsible for obtaining and maintaining a CE mark for the sale of the Products in the European Union. If Urologix does not maintain this CE mark once it is issued, BSC's minimum purchase obligations for the Contract Year during which the CE mark for the Products is withdrawn shall be reduced in proportion to the direct effect of any such withdrawal upon BSC's sales forecast for the entire territory for that Contract Year. Urologix shall also be responsible for obtaining regulatory approval from the primary agency which must approve the sale of medical devices in the countries of Canada and Australia.

          18.2 Subject to the provisions of Section 18.1, BSC shall use reasonable commercial efforts to obtain, as soon as possible, all regulatory agency approvals required for the marketing and sale of the Products in those areas of the Territory where BSC intends to sell Products. Urologix shall cooperate with and provide BSC with such information and data regarding the Products as may be reasonably required in order for BSC to obtain such approvals. All registrations, licenses and approvals required for the import, sale and distribution by BSC of the Products in the Territory shall, if possible, be in the name of Urologix. BSC shall promptly send a copy of any such registration or license to Urologix together with a copy of all materials submitted to the agency involved with respect to BSC's application for that registration or license. Upon termination of this Agreement, for any reason whatsoever, BSC shall assign and transfer to Urologix any and all such registrations and/or registration rights for the Products in the Territory which are not in the name of Urologix and shall take any and all such necessary steps to effectuate such assignment and transfer, or if such assignment and transfer is not possible, to use its reasonable commercial efforts to obtain in Urologix's name, all licenses and approvals which may be necessary for the import and sale of the Products in the Territory. Upon completion by BSC of its obligations under the preceding sentence, Urologix shall pay BSC $5,000 with respect to each country where Urologix desires such transfers by or assistance from BSC.

          18.3 BSC shall quarterly submit a written report to Urologix which describes: (i) the countries in which BSC and its affiliates have applied for regulatory approval for Products; (ii) the countries where such regulatory approval has been obtained; (iii) the countries in which BSC and its affiliates have initiated significant marketing efforts for the sale of Products; and (iv) the number of units of all Products sold during the preceding calendar year by BSC and its affiliates in each country where regulatory approval has been obtained. The first such periodic report shall be provided to Urologix on or before December 31, 1996, and BSC shall continue to submit such written reports to Urologix within 15 days after the end of each calendar quarter thereafter.

          18.4 BSC shall comply with all applicable laws and regulations of the Territory pertaining to the importation, distribution, sales and marketing of the Products in the Territory and in any manner otherwise pertaining to performance by BSC of its obligations under this Agreement. Urologix will comply with all applicable laws and regulations of the Territory pertaining to the manufacture of the Products and in any other manner pertaining to performance by Urologix of its obligations under this Agreement. BSC shall accept and assume full responsibility for any or all civil or criminal liabilities and costs that may be assessed as a result of BSC's performance of BSC's duties in this Agreement and shall hold Urologix harmless from and against any and all fines, damages, levies, costs and judgments which Urologix may thereby be required to pay as a result of BSC's performance of its duties, unless the same shall result from the breach by Urologix of its obligations under this Agreement.

     19. APPOINTMENT OF SUBDISTRIBUTORS. BSC may appoint subdistributors in the Territory in connection with the performance of this Agreement, provided that any such appointment shall be made only in the name and for the account of BSC and shall be for a term no greater than the term of this Agreement. BSC shall not grant to such Subdistributors any rights greater than those which are granted by Urologix to BSC under this Agreement. BSC shall also impose on such Subdistributors the same obligations (including without limitation those under Section 8 relating to the sale of any microwave or any minimally invasive office-based based system or product for the treatment of BPH) as Urologix has imposed on BSC under this Agreement for the purpose of protecting the goodwill of Urologix and the Products. BSC shall defend, indemnify and hold Urologix harmless against any claim, loss, liability or expense (including attorney's fees and court costs) arising out of or based upon any claim made by any of BSC's Subdistributors, sales representatives, or employees against Urologix.

     20.  CONFIDENTIAL INFORMATION.   During the term of this Agreement, and so
long thereafter as any particular item of confidential and proprietary information is deemed to be confidential or proprietary under the terms of this Agreement, BSC and Urologix each agrees to keep confidential and not to disclose to any other party any and all technical and other information marked "Confidential" or "Proprietary" (or if disclosed other than in documentary form and is designated as "Confidential") made available to either of them by the opposite party. Upon the request of the disclosing party, or in the event of the expiration or other termination of this Agreement, each receiving party shall promptly return all such confidential and proprietary information to the disclosing party. Urologix and BSC each agrees not to use any such confidential or proprietary information of the opposite party except in conjunction with the purposes of this Agreement. The parties agree that data or other information disclosed pursuant to this Agreement shall not be deemed to be confidential or proprietary information of the disclosing party if: (a) it is already in the receiving party's position, provided that such information is not known to the receiving party to be subject to another Confidentiality Agreement with or other obligation of secrecy to Urologix or another party, or (b) it becomes generally available to the public in its entirety in a unified form other than as a result of a disclosure by the receiving party or its officers, directors, employees, agents or advisors, or (c) it becomes available to the receiving party in its entirety in a unified form from a source other than the disclosing party or its directors, officers, employees, agents, or advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party or another party, or (d) it can be shown to have been developed independently by the receiving party employees or consultants who have not had access to the data or other information disclosed pursuant to this Agreement, as evidenced by appropriate documentation.

     21. FORCE MAJEURE. Urologix assumes no liability and shall not be liable to BSC for any failure to fill, or any delay in filling, orders received and accepted by Urologix, and BSC assumes no liability and shall not be liable to Urologix for any failure to sell Products, to the extent any such event is caused, in whole or in part, directly or indirectly, by any strike, lockout, or any other labor trouble, fire, flood, act of God, accident, explosion, sabotage, embargo, war, riot, act or order of any government or governmental agency, inability to obtain or delay in the delivery of raw material, parts, or completed merchandise by the supplier thereof, or any other cause beyond the control of, or occurring without the fault of, Urologix or BSC, as applicable.

     22. NOTICE. All notices under this Agreement shall be in writing, and may be delivered by hand or sent by facsimile transaction, telex, or registered mail, return receipt requested. Notices sent by mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. postal service. Notices sent by facsimile transaction or telex shall be deemed received the day on which sent, and shall be conclusively presumed to have been received in the event that the sender's copy of the facsimile transmission or telex contains the "answer back" of the other party's facsimile transmission or telex. Notices shall be given, or sent to the parties at the following addresses:

     If to BSC:          Boston Scientific Corporation
                         1 Boston Scientific Place
                         Natick, MA  01760-1537
                         Attn:  Mr. Paul A. LaViolette

     If to Urologix:     Urologix, Inc.
                         14405 - 21st Avenue North
                         Minneapolis, MN 55447
                         Attn: Jack E. Meyer
                         Chief Executive Officer

     Any party hereto may designate any other address for notices given it hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

     23. ENTIRE CONTRACT. This Agreement and that certain letter of even date herewith is the entire agreement between the parties with respect to the selling or purchase of Products. This Agreement supersedes all previous oral and written arrangements between the parties and is intended as a complete and exclusive statement of the terms of their understanding with respect to the subject of this Agreement

     24. AMENDMENTS. Amendments, if any, shall be in writing and valid only when signed by both parties.

     25. ASSIGNABILITY; CHANGE IN OWNERSHIP. This Agreement is personal to BSC and Urologix and may not be sold, assigned, or transferred by either party without the written consent of the opposite party. Either party may assign this Agreement to any subsidiary controlled by it; provided that such party shall thereafter remain fully responsible and liable for the performance of that subsidiary's obligations under this Agreement.

     26.  SEVERABILITY.   If any term or other provision of this Agreement is
held invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction hereunder involving the purchase and sale of Products is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall in good faith discuss whether this Agreement can be modified in a manner which resolves any such problem and which is acceptable to each party in its sole discretion.

     27. REMEDIES. In recognition of the irreparable harm that a violation of BSC's obligations under Sections 8, 9.3, 9.6, 9.7, 9.8, 14, 15, 16.2, 17, 18 and
20, this Agreement would cause Urologix, BSC agrees that, in addition to any other relief afforded by law, an injunction against such violation may be issued against it and every other person concerned thereby, it being understood that both damages and an injunction shall be proper modes of relief and are not to be considered mutually exclusive remedies.

     28. U.N. CONVENTION EXCLUDED. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

     29.  APPLICABLE LAW AND FORUM SELECTION.   This Agreement shall be governed
and construed in accordance with the laws of the State of Minnesota, without regard to the rules or principles of any jurisdiction with respect to conflict of laws. Any disputes between the parties hereto arising out of this Agreement shall be resolved before the United States federal district court for the District of Minnesota, located in Minneapolis, Minnesota, and jurisdiction is hereby conferred upon such court. Each party hereby agrees to and consents to submit to the exclusive jurisdiction, venue and process of said court for all actions, suits, or proceedings arising out of this Agreement.

     30. SURVIVAL. All representations or warranties made in this Agreement and the provisions of Sections 6, 8, 11, 13, 14, 15, 16, 17, 18, 20, 22 through 30 and all other provisions hereof intended to be observed and performed after the termination of this Agreement shall survive such termination and continue, thereafter, in full force and effect.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seal as of the day and year first above written.

                                       UROLOGIX, INC.


                                       By: /s/ Mitchell Dann
- ---------------------------------         --------------------------------------
(Witness)                              Its: Chairman

Date: June 26, 1996


                                       BOSTON SCIENTIFIC CORPORATION



                                       By: /s/ Paul A. LaViolette
- ---------------------------------         --------------------------------------
(Witness)                              Its: Senior Vice President and
                                            Group President

Date: June 26, 1996

                          EXHIBIT A
                          ---------

                          PRODUCTS
                          --------


Catalog Number            Product                 Description
- -------------------------------------------------------------
Control Units:            4000A.................. Model 4000A T3 Control Unit (110 v.)
                          4000E.................. Model 4000E T3 Control Unit (220 v.)


Procedure Kit:            PT1007................. Model 4000 T3 Procedure Kit, comprised of:
                                                  TA1121D  Model 4000 Microwave Delivery System
                                                  RA1111B  Model 4000 Rectal Thermosensing Unit
                                                  CA1111B  Model 4000 Disposable Coolant Bag